EX-20.01-Stockholder Solicitation

                                 Datameg Corp.
                                9 West Broadway #214
                                Boston, MA 02127


January 12, 2005

Dear Fellow Shareholders:

The enclosed written consent is for your use in connection with five important Datameg Corp. matters.

     We ask you to furnish your written consent to the following matters:

(1) approval of a proposed change in the state of incorporation of Datameg Corp. from New York to Delaware;

(2)     approval of a proposal to amend the Datameg Bylaws;

(3) approval of a proposal to fix the number of directors at one and to elect Andrew Benson as the sole director, to serve until the next annual meeting of the stockholders of Datameg; and

(4) approval of a proposal to ratify, confirm, and approve, in all respects, the Restated Certificate of Incorporation of Datameg filed on August 4, 2000, and all subsequent amendments; and

(5)	approve a proposal to increase the number of authorized shares of
Datameg to 493,000,000 common shares.

Please complete, date and sign the written consent and promptly return it in the enclosed postage prepaid envelope. Your prompt response is important and is most appreciated.

If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to execute a consent on the enclosed written consent form.

                                   Sincerely,


                                   /s/ Andrew Benson


                                   Andrew Benson
                                   President



=========================================================================


                                 Datameg Corp.

                                     Notice

                                January 12, 2005

To the Shareholders of Datameg Corp.:

Notice is hereby given that, in accordance with the Certificate of Incorporation of Datameg Corp. and Section 615 of the New York Business Corporation Law, allowing for action by written consent of shareholders, Datameg Corp. is asking you to furnish your written consent to the following matters:

(1) approval of a proposed change in the state of incorporation of Datameg Corp. from New York to Delaware;

(2)     approval of a proposal to amend the Datameg Bylaws;

(3) approval of a proposal to fix the number of directors at one and to elect Andrew Benson as the sole director, to serve until the next annual meeting of the stockholders of Datameg;

(4) approval of a proposal to ratify, confirm, and approve, in all respects, the Restated Certificate of Incorporation of Datameg filed on August 4, 2000, and all subsequent amendments; and

(5)	approve a proposal to increase the number of authorized shares of
Datameg to 493,000,000 common shares.

Only shareholders of record at the close of business on January 12, 2005 are entitled to notice of and to vote by this written consent. To assure your representation, please complete, sign and date the enclosed written consent and return it promptly in the envelope provided.

                                   FOR THE BOARD OF DIRECTORS


                                   /s/ Andrew Benson


                                   Andrew Benson
                                   Corporate Secretary


Boston, Massachusetts
January 12, 2005
================================================================================

                                 Datameg Corp.

                            STOCKHOLDER SOLICITATION

                              GENERAL INFORMATION

Stockholder Solicitation

This Stockholder Solicitation is furnished to the holders of the Common Stock of Datameg Corp., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of your written consent to the following matters:

(1) approval of a proposed change in the state of incorporation of Datameg Corp. from New York to Delaware;

(2)     approval of a proposal to amend the Datameg Bylaws;

(3) approval of a proposal to fix the number of directors at one and to elect Andrew Benson as the sole director, to serve until the next annual meeting of the stockholders of Datameg;

(4) approval of a proposal to ratify, confirm, and approve, in all respects, the Restated Certificate of Incorporation of Datameg filed on August 4, 2000, and all subsequent amendments; and

(5)	approve a proposal to increase the number of authorized shares of
Datameg to 493,000,000 common shares.

The approximate date on which this Stockholder Solicitation and accompanying written consent are first being sent is January 12, 2005. The deadline for returning your written consent is February 12, 2005.

The Board of Directors of the Company is soliciting your written consent. These solicitation materials are first being mailed on or about January 12, 2005 to all shareholders entitled to execute written consents. Written consents will be solicited by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send written consents to the beneficial owners of shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so to ensure adequate representation of shares, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that written consents be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability of Written Consents

A written consent and a return envelope are enclosed. You may revoke the authority granted by your execution of the written consent at any time before February 12, 2005 by filing with the Secretary of the Company a written notice of revocation or a duly executed consent bearing a later date. Shares of the Company's Common Stock represented by executed and unrevoked consents will be tabulated in accordance with the choice or instructions specified thereon.

Record Date and Voting Rights

Only shareholders of record at the close of business on January 12, 2005 are entitled to notice of this written consent. As of December 31, 2004, the Company's issued and outstanding capital stock consisted of 252,086,074 shares of Common Stock issued and outstanding.

Under the Company's Certificate of Incorporation and as permitted by New York law, the affirmative consent of the holders of a majority of the shares of the Company's Common Stock outstanding on the Record Date, executing consents together as a single class, is required for approval of the proposed reincorporation in Delaware through a merger (the "Reincorporation"). The holders of the Common Stock are entitled to cast one vote for each share held on the four matters set forth in the written consent.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker "non-votes" and the shares as to which a shareholder abstains from executing a written consent will have the effect of a vote AGAINST the matters set forth in the written consent.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the following information about the beneficial ownership of our common stock as of December 31, 2004 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of the outstanding common stock other than as set forth in the following table. Unless otherwise indicated, the address of each named beneficial owner or executive officer is c/o Datameg Corp., 9 West Broadway #214, Boston, MA 02127.


Name and Address of             Amount and Nature of            Percentage
Beneficial Owner (1)            Beneficial Ownership            of Class (2)
--------------------            ------------------------        ----------
Andrew Benson                        20,306,903(3)                 8.06%

La Jolla Cove Investors, Inc.
7817 Hersphel Ave., Suite 200,
La Jolla, CA 92037                   13,725,090                    5.44%

Dan Ference                          13,613,000(4)                 5.40%



(1) We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days after December 1, 2004, upon the exercise of warrants or options or the conversion of convertible securities.

(2) Each beneficial owner's, director's or executive officer's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after December 1, 2004 have been exercised.

(3) Including 5,000,000 shares of our common stock that Mr. Benson has the right to acquire through the exercise of fully vested stock options.

(4) Including a commitment to issue 2,020,000 shares of our common stock in lieu of cash as compensation for prior services rendered to North Electric Company and stock options for the purchase of 5,500,000 shares of common stock.


                                  PROPOSAL ONE

                    APPROVAL OF REINCORPORATION IN DELAWARE

General

The Board of Directors has approved a proposal to change the Company's state of incorporation from New York to Delaware, subject to shareholder approval. The Reincorporation will be effected by merging the Company with and into Datameg Corp., a Delaware corporation ("Datameg DE"), formed by the Company for the purpose of the Reincorporation, in accordance with the terms of an Agreement and Plan of Merger (the "Merger Agreement"). A copy of the form of Merger Agreement is attached to this Stockholder Solicitation as Exhibit A, and statements herein regarding such Agreement are qualified by reference to the complete Merger Agreement.

Upon the effective date of the Reincorporation, each outstanding share of the Company's Common Stock will automatically become one share of the Common Stock of Datameg DE (the "New Datameg Stock"). The Company will cease to exist as a New York corporation, and Datameg DE will be the continuing or surviving corporation of the Reincorporation. Thus, Datameg DE will succeed to all of the business and operations, own all of the assets and other properties and assume and become responsible for all of the liabilities and obligations of the Company. The Reincorporation, therefore, will not involve any change in the business, properties or management of the Company. The name of the surviving company will be Datameg Corp. The persons serving as officers and directors of the Company will serve as the officers and directors of Datameg Corp. after the Reincorporation.

Purpose of Merger and Reincorporation

The purpose of the Reincorporation is to change the state of incorporation and legal domicile of the Company from New York to Delaware. The Board of Directors believes that this change in domicile would be in the best interests of the Company and its shareholders. The Company was incorporated in New York in 1982. Delaware has long been a leading state in adopting, construing and implementing comprehensive and flexible corporate laws that respond to the legal and business needs of corporations. As a result, the Delaware General Corporation Law (the "DGCL") is widely regarded to be one of the best-defined bodies of corporate law in the United States. The Delaware legislature is particularly sensitive to corporate law issues, and Delaware courts have developed considerable expertise in construing Delaware's corporate law. Accordingly, the Board of Directors believes that the DGCL would provide greater predictability in the Company's legal affairs than is currently available under New York law.

The interests of the Company's Board of Directors, management and affiliated shareholders in voting on the Reincorporation proposal may not be the same as those of unaffiliated shareholders. The DGCL does not afford minority shareholders some of the rights and protections available under New York law. A discussion of the principal differences between New York and Delaware law as they affect shareholders is set forth below in the section entitled "Significant Changes Caused by the Reincorporation."

Authorized Shares of Stock

The Company's Certificate of Incorporation, as amended, authorizes 340,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which 227,436,084 shares of Common Stock are issued and outstanding as of the Record Date. Similarly, Datameg DE's Certificate of Incorporation authorizes 340,000,000 shares of Common Stock and 10,000,000 of Preferred Stock, par value $0.01 per share. No shares of any capital stock will be issued by Datameg DE in connection with the reincorporation, other than the shares of Datameg DE Common Stock to be issued for the Company's outstanding Common Stock.

Furthermore, the Company will grant options in exchange for any options then outstanding for the purchase of the Company's Common Stock.

The state of Delaware imposes a franchise tax on corporations in connection with the issuance of authorized shares. There are two methods by which Delaware computes its franchise tax, the authorized share method, and the assumed par value capital method. Under the authorized share method, the franchise tax on Datameg would be $165,000, the maximum amount allowed under the law. The Company is unable to precisely determine its franchise tax obligation under the assumed par value capital method, but the Company believes that its franchise tax under the assumed par value capital method will be substantially less than the $165,000. Nonetheless, the Company's Delaware franchise tax will increase as the Company's assets grow.

Conversion of Stock

Assuming shareholder approval of the Reincorporation proposal, upon the Reincorporation becoming effective, each outstanding share of the Company's Common Stock will automatically convert into and be exchanged for one share of Datameg DE Common Stock, and the stockholders of the Company's Common Stock will automatically become stockholders of Datameg DE Common Stock.

In addition, each outstanding option, right or warrant to acquire shares of the Company's Common Stock outstanding upon the Reincorporation will be converted into an option, right or warrant to acquire the same number of shares of Datameg DE Common Stock at the same price and at the same terms.

From the effective date of the Reincorporation, each Datameg stock certificate that was outstanding immediately prior to the Reincorporation will automatically represent the same number of shares of Datameg DE Common Stock. Stockholders of the Company need not exchange their stock certificates for Datameg DE stock certificates. Likewise, stockholders should not destroy their old certificates and should not send their old certificates to the Company, either before or after the effective date of the Reincorporation. Shareholders do not have any statutory appraisal rights on the Reincorporation.

Transferability of Shares

Shareholders whose shares of the Company's Common Stock that are freely tradable before the Reincorporation will own shares of Datameg DE that are freely tradable after the Reincorporation. Similarly, any shareholders holding securities with transfer restrictions before the Reincorporation will hold shares of Datameg DE that have the same transfer restrictions after the Reincorporation. For purposes of computing the holding period under Rule 144 of the Securities Act, those who hold Datameg DE stock certificates will be deemed to have acquired their shares on the date they originally acquired their Company Common Stock.

After the Reincorporation, Datameg DE will continue to be a publicly held company and, like the Company's shares, shares of Datameg DE will be quoted on the OTC Bulletin Board, under the same trading symbol and CUSIP number. Datameg DE will also file with the SEC and provide to its stockholders the same types of information that the Company has previously filed and provided.

Certain Federal Income Tax Consequences of the Reincorporation

The discussion of U.S. federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. Shareholders are urged to consult their tax advisors to determine the particular tax consequences of the Reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws.

The following discussion sets forth the principal U.S. federal income tax consequences of the Reincorporation to the Company shareholders who hold their shares as a capital asset. It does not address all of the federal income tax consequences that may be relevant to a particular shareholder based upon his individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation.

The following disclosure is based on the Internal Revenue Code, Treasury Regulations, rulings and decisions in effect as of the date of this Stockholder Solicitation, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our shareholders under state, local and foreign laws. The Company has neither requested nor received a tax opinion from legal counsel with respect to the federal income tax consequences of The Reincorporation. No rulings have been or will be requested from the Internal Revenue Service as to the federal income tax consequences of the Reincorporation. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The Reincorporation provided for in the Merger Agreement is intended to be treated as a "tax-free" reorganization as described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. Assuming the Reincorporation qualifies as a "tax-free" reorganization, no gain or loss will be recognized to the holders of the Company's capital stock as a result of consummation of the Reincorporation, and no gain or loss will be recognized by the Company or Datameg DE. The basis of the acquired assets in the hands of Datameg DE will be the same as the Company's basis in such assets. Each former holder of the Company's Common Stock will have the same basis in the capital stock of Datameg DE received by that holder pursuant to the Reincorporation as that holder has in the Company's Common Stock held by that holder at the time the Reincorporation is consummated. Each shareholder's holding period with respect to Datameg DE Common Stock will include the period during which that shareholder held the corresponding Company Common Stock, provided the latter was held by such holder as a capital asset at the time the Reincorporation was consummated.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, the Company expects that the Reincorporation will be accounted for as a reorganization of entities under common control and recorded at historical cost.

Regulatory Approvals

The Reincorporation will not be consummated until after shareholder approval. The Company will obtain all required consents of governmental authorities, including the filing of a Certificate of Merger with the Secretary of State of New York and the filing of a Certificate of Merger with the Secretary of State of Delaware.

Significant Changes Caused by the Reincorporation

The DGCL differs in certain respects from New York law. Although it is not practical to compare all the differences between the laws of governing corporations in New York and Delaware, the following discussion provides a summary of certain material differences which may affect the rights of shareholders. The Company's corporate affairs are governed at present by the Business Corporation Law of New York (the "New York Law"), by its Certificate of Incorporation filed in New York (the "New York Certificate") and by the Bylaws adopted pursuant to New York Law (the "New York Bylaws").

Following the Reincorporation, the Company's corporate affairs will be governed by the DGCL, by the Certificate of Incorporation of Datameg DE (the "Delaware Certificate") and by the Bylaws of Datameg DE (the "Delaware Bylaws"). A copy of the Delaware Certificate is attached hereto as Exhibit B. A copy of the Delaware Bylaws is attached hereto as Exhibit C. The discussion below regarding the DGCL and New York Law is current as of the date of this Stockholder Solicitation. There may be changes in either or both the New York Law or the DGCL that could affect the analysis below.

Both sets of Certificates of Incorporation and Bylaws are also available for inspection during business hours at the Company's principal executive offices. In addition, copies may be obtained by writing to the Company at Datameg Corp., 9 West Broadway, Boston, MA 02127.

Under New York Law, a person who owns stock of the Company is referred to as a "shareholder," while under the DGCL, such person is known as a "stockholder." Such terms have the same meaning and are used herein interchangeably.

Action by Written Consent of Shareholders in lieu of a Shareholder Vote. New York Law allows shareholders to act by written consent in lieu of a meeting only by unanimous written consent of those shareholders who would have been entitled to vote on a given action at a meeting, unless the Certificate of Incorporation permits that action to be taken by the holders of outstanding shares having at least the minimum number of votes required to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. The New York Certificate contains such a provision. Conversely, the DGCL states that unless the Certificate of Incorporation provides otherwise, stockholders may act by written consent of at least the minimum number of votes required to authorize that action at a meeting at which all shares entitled to vote thereon were present and voted. The Delaware Certificate expressly permits any action by stockholders to be taken by written consent.

Amendment of Certificate of Incorporation. The DGCL allows a Board of Directors to recommend that stockholders amend the Certificate of Incorporation, and a majority of the shares entitled to vote at a stockholders' meeting are sufficient to approve that amendment. Under New York Law, except for certain ministerial changes to the Certificate of Incorporation that the Board of Directors may authorize and except as otherwise required by the Certificate of Incorporation, the Board of Directors may recommend an amendment to the Certificate of Incorporation for approval by shareholders. A majority of the shares entitled to vote at a shareholders' meeting is sufficient to approve that amendment.

Who May Call a Special Meeting of Shareholders. Under both New York Law and the DGCL, the Board of Directors or anyone authorized in the Certificate of Incorporation or Bylaws may call a special meeting of shareholders. Currently, the New York Bylaws provide that a special meeting can be called only by the President or the Board of Directors. The Delaware Bylaws provide that a meeting of stockholders may be called only by a majority of the Board of Directors or the Chairman of the Board.

Right of Shareholders to Inspect Shareholder List. Under New York Law, a shareholder of record may inspect the list of shareholders of record at any meeting of shareholders upon the request thereat or prior thereto. Under the DGCL, any stockholder may, upon making a demand under oath stating the purpose thereof, inspect the stockholders' list for any purpose reasonably related to that person's interest as a stockholder. In addition, for at least ten days prior to each stockholder's meeting, as well as at the meeting, a Delaware corporation must make available for examination a list of stockholders entitled to vote at the meeting.

Vote Required for Certain Transactions. Until February 1998, New York Law required the holders of at least two-thirds of the outstanding stock of a New York corporation at a meeting of the stockholders to approve certain mergers, consolidations or sales of all or substantially all the corporation's assets that may occur outside the ordinary course of business. Since February 1998, a New York corporation then in existence, which would include the Company, may provide in its Certificate of Incorporation that the holders of a majority of the outstanding stock may approve such transactions. The Company adopted such a provision in its Certificate of Incorporation, and so the holders of a majority of the Company's outstanding stock must approve such transactions.

Under the DGCL, unless the Certificate of Incorporation or Bylaws provide otherwise, the holders of a majority of the outstanding stock entitled to vote on such transactions have the power to approve a merger, consolidation, or sale of all or substantially all the assets. Notwithstanding the foregoing, under the DGCL the vote of the stockholders of the surviving corporation is not required to authorize a merger unless the Certificate of Incorporation states otherwise, if these three conditions are met: (1) the merger agreement does not amend the surviving corporation's Certificate of Incorporation; (2) each share of stock of the surviving corporation that is outstanding or in the treasury immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date; and (3) the merger results in no more than a 20% increase in its outstanding common stock. Special vote requirements may apply to certain business combinations with interested shareholders. See the discussion of these requirements below under the heading "Business Combinations with Interested Shareholders."

Limitations of Directors' Liability. Both New York Law and the DGCL permit a corporation to limit a director's personal liability for actions taken in that director's official capacity. Under New York Law, a director is not liable to the corporation for the benefit of its creditors or shareholders for damages if the director has acted in good faith and with the same degree of care that an ordinarily prudent person would exercise in similar circumstances. New York Law also permits a corporation to include in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director, with certain specific exceptions, to the corporation or its shareholders for damages for any breach of duty in that capacity. The New York Certificate contains such a provision. Under the DGCL, limits on a director's liability must be addressed in the Certificate of Incorporation. The Delaware Certificate limits directors' monetary liability to the fullest extent permitted by the DGCL. However, in some cases directors may be liable despite these limitations. The DGCL forbids any limitation of liability where (1) a director breached the duty of loyalty to the corporation or its stockholders, (2) a director's acts or omissions were not in good faith or involved intentional misconduct or a knowing violation of law,
(3) a director received an improper personal benefit from a transaction involving the corporation, or (4) a director authorized an unlawful dividend or stock repurchase or redemption.

Indemnification of Directors and Officers. With some variations, both New York Law and the DGCL allow a corporation to "indemnify," that is, to make whole, any person who is or was a director or officer of the corporation if that person is held liable or incurs costs for something that person did or failed to do in an official capacity. Additionally, each of the two laws permits a corporation to purchase insurance for its directors and officers against some or all of the costs of such indemnification or against liabilities arising from actions and omissions of the insured person, even though the corporation may not have power to indemnify the person against such liabilities. New York Law, however, restricts the types of claims that may be made under insurance purchased by the corporation against these liabilities and restricts what costs may be covered by insurance. For example, there would be no insurance coverage if the person to be indemnified was guilty of deliberate dishonesty and that dishonesty was material to the event that produced the claim, or if the person gained some financial profit or other advantage to which he or she was not legally entitled. If the Reincorporation is approved by the Company's shareholders, the New York Law indemnification provisions will continue to apply to acts and omissions that occurred prior to the effective date of the Reincorporation.

Transactions with Interested Directors. Both the DGCL and New York Law provide several methods for establishing the validity of transactions between a corporation and interested directors, including a vote by the uninterested directors or the shareholders, if the material facts as to the director's interest are disclosed in good faith to the Board of Directors or shareholders, respectively. However, the DGCL also provides that a contract between a director and the corporation may be valid if it is fair to the corporation as of the time it is authorized by the Board or shareholders, even if the interested director's votes are counted.

Appraisal Rights. Generally, "appraisal rights" entitle dissenting shareholders to receive the fair value of their shares in a merger or consolidation of a corporation or in a sale of all or substantially all its assets. New York Law also extends appraisal rights to an exchange of a corporation's shares. New York Law provides that dissenting shareholders have no appraisal rights if their shares are listed on a national securities exchange. However, our Common Stock trades on the OTC BB which is not a national securities exchange. In the case of shares not listed on an exchange, appraisal rights under New York Law allow a voting and dissenting shareholder of a New York corporation, with various exceptions, to receive fair value for its shares in such transactions. One exception is a merger between a parent corporation and its subsidiary when the parent owns at least 90% of the subsidiary. In this case, a shareholder of the parent corporation has no appraisal rights. When appraisal rights are available, the shareholder may have to request the appraisal and follow other required procedures.

Similarly, under the DGCL, appraisal rights are not available to a stockholder if, among other things, the corporation's shares are listed on a national securities exchange, or held by more than 2,000 stockholders of record, or if the corporation will be the surviving corporation in a merger that does not require the approval of the surviving corporation's stockholders. As noted above, our Common Stock trades on the OTC BB which is not a national securities exchange. Under the DGCL, regardless of the foregoing, a dissenting shareholder in a merger or consolidation has appraisal rights unless the transaction requires the exchange of shares for something other than one or more of the following: (1) shares of stock of the surviving corporation or of a new corporation that results from the merger or consolidation; (2) shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by more than 2,000 stockholders of record after the merger or consolidation occurs; or (3) cash instead of fractional shares of the surviving corporation or another corporation.

Business Combinations with Interested Shareholders. Under New York Law, an interested shareholder is generally prohibited from entering into certain types of business combinations with a New York corporation for a period of five years after becoming an "interested shareholder," unless the Board of Directors approved either the business combination or the acquisition of stock by the interested shareholder before the interested shareholder acquired its shares. An "interested shareholder" under New York Law is generally a beneficial owner of at least 20% of the corporation's outstanding voting stock or is an affiliate or associate of a corporation who owned at least 20% of the outstanding stock within the preceding five years. "Business combinations" under New York Law include the following: (1) mergers and consolidations with an interested shareholder or between corporations where the interested shareholder is an affiliate; (2) sales, leases, mortgages, pledges, transfers or other dispositions to an interested shareholder of assets with an aggregate market value which either equals 10% or more of the corporation's consolidated assets or outstanding stock, or represents 10% or more of the consolidated earning power or net income of the corporation; (3) issues and transfers to an interested shareholder of stock with an aggregate market value of 5% or more of the aggregate market value of the outstanding stock of the corporation; (4) liquidation or dissolution of the corporation proposed by or in connection with an interested shareholder; (5) reclassification or recapitalization of securities, merger, consolidation or other transaction with an interested shareholder that would increase the proportionate stock ownership of an interested shareholder; and (6) the receipt by an interested shareholder of benefit from loans, guarantees, pledges or other financial assistance or tax benefits provided by the corporation.

The DGCL generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder unless: (1) before the stockholder became an interested stockholder, the Board of Directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding, subject to technical calculation rules; or (3) on or after the time the interested stockholder became an interested stockholder, the Board of Directors approved the business combination, and at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder also ratified the business combination at a stockholders' meeting.

An "interested stockholder" under the Delaware Certificate is any person other than the corporation and its majority-owned subsidiaries who owns directly or indirectly at least 10% of the outstanding voting stock or is an affiliate or associate of the corporation who owned directly or indirectly at least 10% of the outstanding stock within the preceding two years, and this definition includes affiliates of the corporation. Business combinations under the DGCL include: (1) mergers or consolidations; (2) sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of 10% or more of the aggregate market value of all assets of the corporation or outstanding stock of the corporation; (3) any transactions resulting in the issuance or transfer by the corporation of securities in the corporation to the interested stockholder except in limited instances; (4) adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on the behalf of an interested stockholder; and (5) any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested stockholder.

Proxies. Under New York Law, a proxy cannot be voted or acted upon after 11 months from its date unless the proxy provides for a longer period. Under the DGCL a proxy cannot be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Nomination of Directors. Neither the New York Certificate nor the New York Bylaws contain provisions regarding the nomination of directors. The Delaware Bylaws provide that nominations of directors may be made at annual meetings of stockholders by or at the direction of the Board of Directors, or by any stockholder entitled to vote for the election of directors at such annual meeting who provides timely notice to the Secretary of the Company.

Preemptive Rights. Preemptive rights are the right to purchase shares or other securities to be issued by the Company with the purpose of maintaining percentage ownership in the corporation. Under New York Law, shareholders of corporations incorporated prior to February 22, 1998 are entitled to preemptive rights unless specifically provided otherwise in the Certificate of Incorporation. The New York Certificate specifically provides otherwise. Under the DGCL, preemptive rights must be specifically granted to the stockholders in the Certificate of Incorporation. The Delaware Certificate does not grant such rights.

Removal of Directors by Shareholders. Under New York Law, directors may be removed for cause by the shareholders, or if the certificate of incorporation or by-laws provide, by either the shareholders or the directors. Furthermore, if the Certificate of Incorporation or Bylaws so provide, directors may be removed without cause by a vote of the shareholders. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote.

Other Changes to Reflect Technical Differences Between Delaware Law and New York Law. In addition to the changes described above, certain technical changes have been made in the Delaware Certificate and Delaware Bylaws from the New York Certificate and New York Bylaws to reflect differences between the DGCL and New York Law. Such technical changes include designation of a registered office and registered agent in the State of Delaware for jurisdiction in certain claims against the Company.

HE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE REINCORPORATION. A VOTE FOR THE REINCORPORATION WILL CONSTITUTE APPROVAL OF THE MERGER, THE DELAWARE CERTIFICATE AND THE DELAWARE BYLAWS.



                                  PROPOSAL TWO

                        APPROVAL OF AMENDMENT TO BYLAWS

General

We are a New York Corporation that was incorporated in October 1982 as The Viola Group, Inc. In August 2000, we exchanged 90% of our Common Stock for 100% of the stock of Datameg Corp., a Virginia corporation, that was incorporated in January 1999. We subsequently changed our name to Datameg Corp. At the time of the share exchange, we had in place Bylaws that related to the business as it was operated prior to such exchange. A copy of these Bylaws are attached hereto as Exhibit D. We never amended these Bylaws to reflect the nature of our corporate operations following the share exchange. We are taking steps now to bring our Bylaws into conformity with the way our business actually operates. In particular, we are proposing to amend the Bylaws to permit the Company to operate with only a single director.

Our Bylaws, as they presently exist, require a board of directors of six members. Further, a majority of all of the directors (and not all of the directors then in office) is required in order to take any action. As indicated above, we operate with only a single director and have done so since the time of the share exchange in August, 2000. We, therefore, are proposing to amend the Bylaws so that they conform to the manner in which we have operated our business and plan to continue to operate our business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE BYLAWS.


                                 PROPOSAL THREE

     APPROVAL OF PROPOSAL TO FIX THE NUMBER OF DIRECTORS OF THE COMPANY AT
        ONE AND ELECT ANDREW BENSON AS THE SOLE DIRECTOR OF THE COMPANY

As described under Proposal Two above, we operate with a Board consisting of a single director. Andrew Benson is nominated to serve as the sole director of the Company until the next Annual Meeting of Stockholders and until his successor or successors are duly elected and qualified. Mr. Benson is currently the sole director of the Company. The following table sets forth certain information concerning the nominee for Director and his ownership of Common Stock as of August 1, 2004.

Nominee, Age, Year      Principal Occupation, Other   Number of Shares  Precent
First Became            Business Experience and       Beneficially        of
Director                Other Directorships           Owned             Class
-------------------------------------------------------------------------------
Andrew Benson           Mr. Benson has served as our    20,306,903(1)    8.06%
Age:  49                President and Sole Director
Director since 1999     since January 1999. Mr. Benson
                        was formally the President and
                        Chief Executive Officer of
                        Video Sentry Corporation, a
                        business that developed and
                        manufactured the SentryVision
                        CCTV system.  Video Sentry
                        Corporation was incorporated
                        in 1990, introduced its line
                        of SentryVision systems into
                        the marketplace in 1992, and
                        went public in October 1994.

                        Video Sentry Corporation was
                        merged with Knogo North America
                        in February 1997, forming a new
                        corporation named Sentry
                        Technology Corporation. Mr. Benson
                        worked with Sentry Technology
                        Corporation as a consultant
                        from February 1997 through
                        December 1998.  In 1998, Mr.
                        Benson joined Georgetown
                        Ventures LLC, which funded
                        our formation in January 1999.



(1) Including 5,000,000 shares of our Common Stock that Mr. Benson has the right to acquire through the exercise of fully vested stock options.

Board of Directors and Corporate Governance

Our Board of Directors, consisting of a single director, oversees the activities of our management and the handling of the business and affairs of our Company. As part of the Board's oversight responsibility, it will monitor developments in the area of corporate governance including new SEC requirements, and periodically review and amend, as appropriate, our governance policies and procedures.

During the Company's fiscal year ended December 31, 2003, there were no formal meetings of the Board of Directors, as it would be impractical to hold a Board meeting with only one director. In addition, during the same period, the Board of Directors took a number of actions by written consent in lieu of meeting.

We have not designated a nominating committee, an audit committee, or any other committee performing similar functions. Our sole director performs the functions usually designated to such committees. Accordingly, we do not have an audit committee financial expert. As we generate revenue in the future, we intend to revisit the appropriateness of adding additional directors to our Board of Directors and appointing appropriate committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), does not apply to us because we do not have any securities registered under the Exchange Act. Rather, we file periodic reports under the Exchange Act because we have shares of stock registered under the Securities Act of 1933, as amended.

Compensation of Directors

We do not currently compensate our sole director for serving on the Board of Directors.

Communications with Directors

Stockholders may send written communications to the Board of Directors by mailing those communications to the Board at 9 West Broadway, Boston, MA 02127.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS OF THE COMPANY AT ONE AND ELECT ANDREW BENSON AS THE SOLE DIRECTOR OF THE COMPANY.


                                 PROPOSAL FOUR

RATIFICATION OF RESTATED CERTIFICATE OF AMENDMENT OF THE COMPANY AND SUBSEQUENT
	   AMENDMENTS TO SUCH RESTATED CERTIFICATES OF INCORPORATION

In connection with several moves of the Company's principal executive office between August 2000 and March 2004, certain records of the proceedings of stockholders and directors of the Company and other corporate records have been lost and have not been located despite diligent search. In addition, certain corporate actions may not have been appropriately approved the stockholders and directors of the Company. Therefore, we desire to ratify and confirm certain of the material corporate actions taken from and since the share exchange in August, 2000. We are therefore proposing that the Restated Certificate of Incorporation of the Company filed on August 4, 2000, (under the Company's prior name, "The Viola Group, Inc.") and all of the following amendments to such Restated Certificate of Incorporation be ratified, confirmed, and approved by the stockholders of the Company:

- Certificate of Amendment filed September 7, 2000 (changing the name of the Company to DataMEG Corp.);

- Certificate of Amendment filed August 7, 2002 (increasing authorized capital stock to 125,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock);

- Certificate of Amendment filed December 31, 2002 (increasing authorized capital stock to 175,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock); and

- Certificate of Amendment filed May 12, 2003 (increasing authorized capital stock to 340,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock).

The Restated Certificate of Incorporation, filed August 4, 2000, and each Certificate of Amendment are attached hereto Exhibit E.

Among other things, the ratification proposed by us is necessary so that we may certify to the SEC, among others, that the Company's outstanding capital stock has been properly authorized by the shareholders of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE RATIFICATION OF RESTATED CERTIFICATE OF AMENDMENT OF THE COMPANY AND SUBSEQUENT AMENDMENTS TO SUCH RESTATED CERTIFICATES OF INCORPORATION.

                                 PROPOSAL FIVE

RATIFICATION OF AUTHORIZED COMMON SHARES OF DATAMEG TO 493,000,000 SHARES OF COMMON STOCK

The ratification is necessary so that we may certify to the SEC that the Company's outstanding capital stock has been properly authorized by the shareholders of the Company. The Company currently has 340,000,000 shares of common stock. The increase is necessary to accommodate future business plans.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE RATIFICATION OF RESTATED CERTIFICATE OF AMENDMENT OF THE COMPANY AND SUBSEQUENT AMENDMENTS TO SUCH RESTATED CERTIFICATES OF INCORPORATION.




        By Order of the Board of Directors

                                   /s/ Andrew Benson
                                  ------------------
                                   Andrew Benson
                                   Corporate Secretary

Date: January 12, 2005


Exhibits

Exhibit A - Datameg Reincorporation - Agreement and Plan of Merger

Exhibit B - Datameg Delaware Certificate of Incorporation

Exhibit C - Datameg Delaware Bylaws

Exhibit D - Datameg New York Bylaws

Exhibit E - Datameg New York Restated Certificate of Incorporation, filed August 4, 2000, as amended September 7, 2000, August 7, 2002, December 31, 2002 and May 12, 2003

(Exhibit E is filed as Exhibits 3.11 and 3.13 to 3.16 to Datameg's registration statement on Form SB-2 filed with the SEC on August 6, 2003).

WRITTEN CONSENT OF STOCKHOLDERS OF DATAMEG CORP.

The undersigned stockholder of record of Datameg Corp. (the "Company") as of January 12, 2005 hereby consents, pursuant to Section 615 of the New York Business Corporation Law, with respect to all shares of capital stock of the Company held by the undersigned, to the following actions without a meeting.

1. Proposal to approve a change in the state of incorporation of the Company from New York to Delaware.

        / / CONSENT/FOR      / / CONSENT WITHHELD/AGAINST       / / ABSTAIN

2.      Proposal to amend the Bylaws of the Company to replace Article IV,
Section 1 in its entirety with the following:

The business, property, and affairs of the Corporation shall be managed under the direction of a Board of one or more directors; provided, however, that the Board, by resolution adopted by vote of a majority of the then authorized number of directors, may increase or decrease the number of directors. The directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of shareholders, and each shall serve (subject to the provisions of Article IV, Section 8 below) until the next succeeding annual meeting of stockholders and until his respective successor has been elected and qualified.

        / / CONSENT/FOR      / / CONSENT WITHHELD/AGAINST       / / ABSTAIN

3. Proposal to fix the number of directors of the Company at one (1) and to elect Andrew Benson as the sole director of the Company, to serve until the next annual meeting of stockholders of the Company and until his successor(s) is duly elected and qualified.

        / / CONSENT/FOR      / / CONSENT WITHHELD/AGAINST       / / ABSTAIN

4. Proposal to ratify, confirm and approve, in all respects, the Restated Certificate of Incorporation of the Company filed on August 4, 2000 (under the Company's prior name, "The Viola Group, Inc.") and all of the following amendments to such Restated Certificate of Incorporation:

- Certificate of Amendment filed September 7, 2000 (changing the name of the Company to DataMEG Corp.);

- Certificate of Amendment filed August 7, 2002 (increasing authorized capital to 125,000,000 shares of common stock and 5,000,000 shares of preferred stock);

- Certificate of Amendment filed December 31, 2002 (increasing authorized capital to 175,000,000 shares of common stock and 10,000,000 shares of preferred stock); and

- Certificate of Amendment filed May 12, 2003 (increasing authorized capital to 340,000,000 shares of common stock and 10,000,000 shares of preferred
stock). / / CONSENT/FOR      / / CONSENT WITHHELD/AGAINST       / / ABSTAIN

5.	Proposal to increase the number of authorized common shares from
340,000,000 to 493,000,000 common shares of Datameg stock, until the next annual meeting of stockholders of the Company.

        / / CONSENT/FOR      / / CONSENT WITHHELD/AGAINST       / / ABSTAIN

INSTRUCTIONS: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF EACH PROPOSED AMENDMENT, PLEASE CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE WITH RESPECT TO THE PROPOSED AMENDMENT, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENT.

PLEASE DATE, SIGN AND MAIL THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.

 Dated: ______________, 2005


   _________________________________
   [print name of record stockholder as set forth on certificate]


   _________________________________
   [signature of record stockholder or person authorized to sign on behalf of record stockholder]


   _________________________________
   [Title or authority of authorized person, if applicable]


   _________________________________
   [signature, if held jointly]

If an individual, please sign exactly as the name appears on the certificate representing your shares of stock. If a corporation, partnership, trust, limited liability company or other entity, please identify the entity as the name appears on the certificate representing your shares of stock, cause an authorized person to sign on behalf of the entity, and clearly identify the title of such authorized person. This Written Consent of Stockholders shall vote all shares to which the signatory is entitled. This Written Consent of Stockholders, together with all written consents in substantially the same form, shall be treated as a single consent of stockholders.